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                                                           FOR IMMEDIATE RELEASE


MEDIA CONTACT:
Marti Charpentier
Vice President of Finance
Analysts International
(952) 838-2810
mcharpentier@analysts.com

      Analysts International To Hold 2002 Shareholders Meeting May 1, 2002

MINNEAPOLIS - December 28, 2001 - Analysts International, (Nasdaq: ANLY) a diversified business and information technology consulting and services firm, announced today that it intends to hold its 2002 shareholders meeting on May 1, 2002. The deadline for submitting shareholder proposals and for discretionary voting by named proxies is January 15, 2002. Further information will be provided in the company's proxy statement.

ABOUT ANALYSTS INTERNATIONAL

Headquartered in Minneapolis, Analysts International (Nasdaq: ANLY) is a diversified IT services company with annual revenue of more than $550 million. In business for more than 35 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client's IT staffing needs. Recently, COMPUTERWORLD named the Company one of the best 100 places for IT professionals to work. In 2001 Microsoft Corporation named Analysts International its worldwide winner of the top IT Infrastructure Solution. For more information, visit the company Web site at http://www.analysts.com.

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Statements contained herein, which are not historical facts, are forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company's actual results may vary materially from those projected due to certain risks and uncertainties such as volume of business activity, client cancellation, the company's ability to control and improve profit margins, the availability of qualified technical personnel and other similar factors. For more information refer to discussions of certain of these risks and uncertainties in the company's Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.